EXHIBIT 99.2



                        American National Bankshares Inc.
                               President's Message
                              Shareholders' Meeting
                                 April 27, 2004


     It is my pleasure to welcome you to this annual meeting. I appreciate your attendance. I call to your attention to my message to the shareholders contained in the summary annual report which you have received. We have again used the format of the more detailed proxy/10K and the more reader friendly summary annual report. I will not repeat all of the information contained in my message in the summary annual report - I hope you have or will read it; furthermore I commend to you the pages following my message and which talk about our various market areas. I will, however, hit some of the highlights for 2003, update you for the first quarter of 2004 and give you some late breaking news.
     We were pleased that, in 2003, we had record earnings for the ninth consecutive year. This was a challenge because, as you know, interest rates hit lows not seen since the 1950's and economic growth, nationally and regionally, remained sluggish. Nonetheless, we had net income exceeding nine and one/half million dollars. Diluted earnings per share rose from $1.62 in 2002 to $1.65 in 2003.
     This success, I believe, is the result of exceeding the expectations of our customers. This month, we celebrated our 95th birthday as a community bank. Since 1909, we have grown in size and profitability by building and maintaining relationships with our customers. We have done this by identifying their changing needs and by not just meeting their expectations, but by exceeding those expectations.
     I have learned that "people bank with people". We have been successful because of the people who work for American National. It is they who have built and maintained these relationships with our customers. It is they who have identified their changing needs and it is they who have exceeded the customers' expectations. For this, I salute them. They make the difference.
     We continue to grow. At December 31, our assets were $644 million, up
$38 million from the prior yearend. We had significant deposit growth. While our

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loan growth was flat for the year (due to significant paydowns in out-of-market participation loans), we experienced in-market loan growth in both our Martinsville/Henry County and South Boston/Halifax market areas.
     Our return on average assets and our return on average equity continued to be strong. We have continued to focus on watching our expenses - resulting in our efficiency ratio remaining below 50% (that is extremely good).
     We remain committed to strong credit quality. We are focused on containing the growth in non-performing loans, which rose above their historical averages. During 2003, we made significant investments in the credit risk management area which, we believe, will pay strong dividends in the future and position us for growth.
     What about this year? Last week we announced record first quarter earnings of $2.47 million - up 5.8% over the first quarter of 2003. Earnings per share were $0.43, up from $0.40 in the first quarter of last year. We are very pleased with our growth in our non-interest income for the quarter. Our Trust and Investment Services Division experienced strong growth, especially in the Martinsville/Henry County area where we recently added a new Trust Officer, Lorrie Teegen.
     As you know, we have been on the Russell 2000 index for the past 2 years. This index is determined by market capitalization. There has been discussion as to whether we, and other companies of similar size, will continue on the Russell or will be replaced by companies whose market capitalization has grown recently. We read (as you do) articles which say we might be taken off or we might remain on the Russell. We have no control over this matter. I will tell you that, whether we are on the Russell or not, we will continue on the NASDAQ National Market (with liquidity which has been increasing) and I believe we remain a strong performer with good earnings, high dividends and a positive future.
     Earlier this year, we announced through presentations to an investor conference and subsequent news articles, that we have a strategy of growth and expansion to provide us with the opportunities to diversify into compatible growth markets. It is my pleasure to announce today our first step in this growth and expansion plan. We are opening a loan production office in Greensboro. Charles Judy, a young lender who resides in Greensboro and who has significant lending experience there with a regional bank, has joined us as a Vice President to open this office. Our strategy is to develop a presence in the

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North Carolina Triad region through commercial and real estate lending. We believe that this is a tremendous opportunity for the bank to successfully move into this nearby growth market. It is my pleasure to introduce Charles Judy to you.
     Yount, Hyde and Barbour serves as our independent auditing firm. We are pleased to have Kim Belcher, the partner responsible for our audit, present today. She is welcome to make any comments to you - she has indicated that she has no prepared comments to make, but she is available to answer questions.
     As I said earlier, people bank with people and this organization is built on our fine employees. A number of them are here today, I will not recognize all of them, but I would like to introduce our senior officers - they represent the 200+ great people who are American National.
     Budge Kent - Executive Vice President and Chief Trust & Investment Officer Dexter Gilliam - Senior Vice President, Chief Banking Officer and Senior
Trust Officer
     Jeff Haley - Senior Vice President and Chief Administrative Officer
     Helm Dobbins - Senior Vice President and Chief Credit Officer
     As you probably are aware, Brad Schwartz, our Chief Financial Officer, is leaving this month to accept an opportunity to become the number 2 person in a bank in Tidewater Virginia. He has done a fine job for us and we wish him well. We expect to have an announcement about his successor in the near future.
     We have a strong and effective Board of Directors. I would like to ask the directors to stand and be recognized. I thank them for their guidance. They do an excellent job of representing you.
     We have many challenges and opportunities facing us, but we look forward to a bright and successful future. We have great employees, we have a strong past, we have relationships with wonderful customers, we have new and exciting market opportunities and we have supportive shareholders. We appreciate your continued support.
     If there are questions at this time, I would be happy to answer them.
If, at any time, you wish to talk with me about the direction in which we are moving, I will be happy to talk with you.
     Are there any questions?